Exhibit 99.1

BioDelivery Sciences to Host Opioid Dependence

Investor Event and Webcast on April 11, 2012

Event will focus on the treatment of Opioid Dependence and the BNX development program

RALEIGH, N.C., April 5, 2012 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) today announced that the Company will host a special event entitled “Treatment of Opioid Dependence: The Future Role of BEMA Buprenorphine/Naloxone” for investors and analysts on Wednesday, April 11, 2012 at 12:30 p.m. in New York City. This event will include insightful discussion from medical experts with extensive experience in the management of opioid dependence and treatment with buprenorphine.

In addition to presentations by independent experts in the management of opioid dependence, BDSI’s management will speak about the clinical progress of BEMA Buprenorphine/Naloxone (BNX) for the potential treatment of opioid dependence.

The expert presentations at this event will include:

•

“Understanding Opioid Dependence” by Gregory Sullivan, M.D. – Board certified in Addiction Medicine and Medical Director of Parkway Medical Center in Birmingham, Alabama. For twenty years, Dr. Sullivan has been actively involved in government and pharmaceutical research on the mechanism, biology and treatment of addiction and pain.

•

“Buprenorphine in the Successful Management of Opioid Dependence” by Aafaque Akhter, M.D. – Former instructor of Psychiatry at Harvard Medical School and Board certified in Psychiatry and Neurology. Dr. Akhter is the founder and CEO of New England Counseling & Treatment Center, and Norton Health Care, which is one of the few clinics in the country exclusively focused on opiate addiction.

BDSI plans on initiating a pivotal pharmacokinetic study and the safety study for BNX in the third quarter of 2012. Results of the pivotal pharmacokinetic study are anticipated to be available late in the third quarter of this year. If positive, this would allow for an anticipated New Drug Application (NDA) filing in the first half of 2013.

For more information on the event, please contact Brian Korb at bkorb@troutgroup.com. Interested parties may also view the presentation live via the BioDelivery Sciences website at www.bdsi.com. A recording of the presentation will be accessible shortly following the live event and will be archived for 30 days.

About BEMA Buprenorphine/Naloxone (BNX) and Opioid Dependence

BNX is being developed for the treatment of opioid dependence and contains the same drug components as Suboxone, the only currently marketed formulation of buprenorphine and naloxone. Buprenorphine reduces the craving and withdrawal effects from the dependent opioid, and the opioid antagonist, naloxone, is present to deter abuse.

Opioid dependence is a significantly undertreated condition in the U.S., with nearly 2 million people dependent on prescription opioids according to the 2010 National Survey on Drug Use and Health, conducted by the U.S. Department of Health and Human Services. Suboxone (buprenorphine/naloxone), which was approved for the treatment of opioid dependence in 2002, has been shown to be a highly effective treatment option and, as a result, currently generates annual sales of more than $1.2 billion, growing over 20% in 2011 according to data from Wolters Kluwer. BDSI believes that BNX, which uses BDSI’s proprietary BEMA delivery technology, has the potential to offer advantages over Suboxone and could seize a meaningful share of this rapidly growing market.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals (NASDAQ: ENDP). Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the investor event described herein and any statements of presenting physicians as well as representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) in connection with or related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of (i) future non-clinical or clinical trials for BNX, (ii) the timing for the filing of or the results of the FDA’s review of BNX or (iii) future sales results of BNX, if any, as well as the potential benefits of BNX) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com